Exhibit 10.1

AMENDMENT NO. 2

Dated as of October 23, 2019

to the

INDEPENDENCE REALTY trust, inc.

LONG TERM Incentive Plan

(Amended and Restated as of May 12, 2016)

Pursuant to Article 15 of the Independence Realty Trust, Inc. Long Term Incentive Plan (Amended and Restated as of May 12, 2016), as amended (the “Plan”), the Board of Directors of Independence Realty Trust, Inc. has authorized the following amendments to the Plan, effective as of the date set forth above:

1.	Section 4.1 the Plan is hereby amended and restated as follows:

“4.1. COMMITTEE. The Plan shall be administered by the Compensation Committee appointed by the Board (which Committee shall consist of at least two directors) or its successor or such other committee of the Board to which the Board has delegated with authority to administer the Plan or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as a “non-employee director” or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

In addition, the Board may from time to time designate a subcommittee consisting of one or more of its members (the “Award Subcommittee”) to grant Awards to Eligible Participants who are not, at the time of the issuance of such Award, subject to the short-swing profit rules of Section 16 of the 1934 Act, subject to such limitations as may be prescribed by the Board from time to time. The authority of the Award Subcommittee to grant Awards includes the authority to determine the recipients of such Awards, to determine the number of Shares, OP Interests or the dollar amount to which such Awards relate and to determine the other terms and conditions of such Awards, but the authority to administer the Plan will otherwise remain with the Committee.  Moreover, the creation of an Award Subcommittee will not reduce or restrict the authority of the Committee, unless expressly provided by the Board.

The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility to itself, or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee or the Award Subcommittee shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee or the Award Subcommittee, the actions of the Board shall control.”

2.	The introductory phrase of Section 4.3 the Plan is hereby amended and restated as follows:

“4.3. AUTHORITY OF COMMITTEE. Except as otherwise set forth in Section 4.1, the Committee has the exclusive power, authority and discretion to:”